EXHIBIT (a)(1)(C)

2027 Class A Limited Partner (LP) Capital Exchange Offering | Limited Partner (LP)

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Important Note: This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. Class A Limited Partner interests are securities, and any exchange offering, solicitation or sale (the “Exchange Offer”) will only be made pursuant to the Class A LP Exchange Offering Documents (defined below) and in compliance with all applicable state and federal securities laws.

All Class A LP Capital holders will have the opportunity to exchange their current Class A LP Capital for new Class B LP Capital in the Exchange Offer.

Class A LP Capital holders will have three options:

•	Exchange all of their Class A LP Capital for Class B LP Capital (dollar-for dollar).

•	Exchange none of their Class A LP Capital for Class B LP Capital.

•	Exchange a portion of their Class A LP Capital for Class B LP Capital (in increments of $100) if, and only if:

•	The minimum amount of Class A LP Capital held after exchange is $5,000 (USD); and

•	The minimum amount of Class B LP Capital held after exchange is $5,000 (USD).

Class A LP Capital holders have until December 28, 2026 to elect to exchange their Class A LP Capital in the Exchange Offer. After December 28, 2026, all election decisions are final. All Class B LP Capital will be issued on January 4, 2027. The following is a graphic representation of the differences between Class A LP Capital and Class B LP Capital.

Class A Capital vs Class B LP Capital

Class A LP Capital (Original)	Class B LP Capital (New)

7.5% fixed + variable return	Fully variable return

Class A Capital vs Class B LP Capital

Class A LP Capital (Original)	Class B LP Capital (New)

Monthly distribution of 7.5% payment	Targeted monthly distributions equaling 10% annually.

Quarterly distributions, subject to firm profitability	Additional quarterly distributions of any variable returns in excess of 10%

Returns on Class A LP Capital consist of two components: a 7.5% fixed return and an additional variable return, which is based on firm profitability. Consistent with past practice, the 7.5% fixed return component will continue to be distributed monthly. The calculation of variable returns on Class A LP Capital has been adjusted to maintain the economic position of Class A LP Capital as it existed prior to the introduction of Class B LP Capital.

Beginning in 2027, the firm’s practice will change to distributing the variable component quarterly instead of twice per year.

Returns on Class B LP Capital are fully variable and subject to firm profitability. The firm’s planned practice is to make monthly distributions targeted to equal a 10% annual return and to make quarterly distributions of any variable return in excess of 10%, subject to firm profitability. A full reconciliation of overall annual return will be made after the end of the fourth quarter. The fully variable return on Class B LP Capital will be calculated differently from the variable return component of Class A LP Capital. Variable returns on Class B LP Capital, once issued, will be calculated using the same methodology that will be used to determine returns on capital held by retired General Partners.

Historic annual total returns for both — Class A LP Capital, that is fixed plus variable, and returns on capital held by retired General Partners over the past 20 years — are available on Historical Returns Class A LP Capital and Retired GP Capital.

HOLDERS OF CLASS A LP CAPITAL ARE URGED TO CAREFULLY READ IN THEIR ENTIRETY THE FORM S-4, THE PROSPECTUS AND THE SCHEDULE TO FILED WITH THE SEC FOR THE EXCHANGE OFFER (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) (COLLECTIVELY, THE “CLASS A EXCHANGE OFFERING DOCUMENTS”) AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTNERSHIP AND THE EXCHANGE OFFER.

You may obtain free copies of the Class A Exchange Offering Documents at the website maintained by the SEC at www.sec.gov. Copies of the Class A Exchange Offering Documents filed with the SEC by the firm are also available free of charge by contacting the firm at 12555 Manchester Road, Des Peres, Missouri 63131, by e-mail at joneslp@edwardjones.com, or by telephone at 1-800-441-2222 (x1931073).

For more information and to review the Class A Exchange Offering Documents, visit 2027 Class A Limited Partner Capital Exchange Offering: Notification.

Examples

Scenario 1

An individual currently holds $10,000 of Class A LP Capital and has accepted $12,500 of Class B LP Capital in a separate offering of the Class B LP Capital.

•	If this individual elects a full exchange, they will hold $0 of Class A LP Capital and $22,500 of Class B LP Capital.

•	If this individual elects to exchange none of their Class A LP Capital, they will continue to hold $10,000 in Class A LP Capital and $12,500 in Class B LP Capital.

•

If this individual elects to exchange a portion of their Class A LP Capital, they can exchange a maximum of $5,000 in Class A LP Capital to keep the minimum required amount of $5,000 Class A LP Capital. They will then hold $17,500 of Class B LP Capital and $5,000 of Class A LP Capital.

Scenario 2

An individual currently holds $5,000 of Class A LP Capital and has accepted $6,000 of Class B LP Capital in a separate offering of the Class B LP Capital.

•	If this individual elects a full exchange, they will hold $0 of Class A LP Capital and $11,000 of Class B LP Capital.

•	If this individual elects to exchange none of their Class A LP Capital, they will continue to hold $5,000 in Class A LP Capital and $6,000 in Class B LP Capital.

•	This individual is not eligible to elect a partial exchange, as a minimum balance of $5,000 in both Class A LP Capital and Class B LP Capital must be maintained following the exchange.

Scenario 3

An individual currently holds $5,000 of Class A LP Capital and has not been offered Class B LP Capital in a separate offering of the Class B LP Capital.

•	If this individual elects a full exchange, they will hold $0 of Class A LP Capital and $5,000 of Class B LP Capital.

•	If this individual elects to exchange none of their Class A LP Capital, they will continue to hold $5,000 in Class A LP Capital.

•	This individual is not eligible to elect a partial exchange, as a minimum balance of $5,000 in both Class A LP Capital and Class B LP Capital must be maintained following the exchange.

Questions

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1. Who is eligible to participate in the 2027 Class A LP Capital Exchange Offering?

All current holders of Class A LP Capital are eligible to participate whether active, on a leave of absence, or retired.

2. If I elect to exchange all or a portion of my Class A LP Capital, when does the change take effect?

The exchange of Class A LP Capital for Class B LP Capital will be effective January 4, 2027.

3. If I elect to exchange all or a portion of my Class A LP Capital, will I still receive my final 2026 year-end distribution on their previously held Class A LP Capital?

Yes. An individual who exchanges all or a portion of the Class A LP Capital for Class B LP Capital will still receive a final 2026 year-end distribution on the previously held Class A LP Capital.

4. Will the exchange of Class A LP Capital for Class B LP Capital be treated as a liquidation for tax purposes?

No. For tax purposes, this will not be a liquidation event.

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